   As filed with the Securities and Exchange Commission on February 14, 2001

                                                          Registration No.  333-

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                          BLIMPIE INTERNATIONAL, INC.
            (Exact Name of Registrant as Specified in its charter)


         New Jersey                                             13-2908793
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)



                       740 Broadway, New York, NY  10003
                                (212) 673-5900
                  (Address Including Zip Code, and Telephone
                 Number, including Area Code, of Registrant's
                         Principal Executive Offices)

         Blimpie International, Inc. 2000 Omnibus Stock Incentive Plan
                           (Full title of the Plan)

                           Charles G. Leaness, Esq.
                           Executive Vice President
                          Blimpie International, Inc.
                       740 Broadway, New York, NY  10003
                                (212) 673-5900
             (Name and Address, Including Zip Code, and Telephone
              Number, Including Area Code, of Agent for Service)

                                   Copy to:

                            STEVEN D. DREYER, Esq.
                    Hall Dickler Kent Goldstein & Wood, LLP
                               909 Third Avenue
                              New York, NY  10022
                                (212) 339-5400

                        CALCULATION OF REGISTRATION FEE

                                                                                                            Amount of
Title of Each Class of           Amount to be     Proposed Maximum             Proposed Maximum             Registration
Securities to be Registered      Registered       Offering Price per Share     Aggregate Offering Price     Fee
Common Stock, $.01 par value      1,293,700  (1)           $.835   (2)              $2,373,940  (2)             $593.49
Common Stock, $.01 par value      1,293,700  (3)           $.835   (2)              $2,373,940  (2)               -  (4)
TOTALS                            2,587,400                                                                     $593.49

(1) This filing registers 1,293,700 shares of registrant's common stock reserved for issuance under its 2000 Omnibus Stock Incentive Plan (the "2000 Plan"). Of those 1,293,700 shares, a total of 793,700 shares are currently issued or issuable pursuant to restricted share awards and option grants previously made by registrant under its 1995 Omnibus Stock Incentive Plan. The provisions of the 2000 Plan provide that, upon cancellation, forfeiture or expiration of any those 1995 Plan restricted share awards and option grants, the shares of common stock which had been reserved for issuance thereunder shall be available for issuance pursuant to the 2000 Plan. There are also registered such additional numbers of shares as may be issued pursuant to the 2000 Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 (the "Securities Act") as follows: (i) in the case of shares of common stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of (a) shares of common stock for which options have not yet been granted and the option price of which is therefore unknown, and (b) shares of common stock which have been, or in the future will be, issued as restricted shares, and which may be resold, the fee is calculated on the basis of the average of the high and low price per share of common stock on the American Stock Exchange as of February 8, 2001 (within 5 business days prior to filing this registration statement).

(3) This filing also registers the same 1,293,700 shares for reoffering by participants in the Plan who receive grants of such shares, or who purchase such shares upon exercise of options granted, under the Plan.

(4) Pursuant to Rule 457(h)(3), no additional fee is required to be paid with respect to the shares offered pursuant to the Plan which shall be offered for resale under the reoffer prospectus contained herein.

     Approximate Date of Commencement of Proposed Sales Pursuant to the Plan:
     -----------------------------------------------------------------------
As soon as practicable after the effective date of this Registration Statement.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The following reoffer prospectus filed as part of the registration statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of Blimpie International, Inc. common stock which (a) have been or which will be issued, or (b) are or which will be subject to issuance upon the exercise of options granted or to be granted, under registrant's 2000 Omnibus Stock Incentive Plan.

                              REOFFER PROSPECTUS

                          BLIMPIE INTERNATIONAL, INC.

                                 THE OFFERING

     This prospectus relates to an aggregate of up to 1,293,700 shares of our $.01 par value common stock issued or issuable under our 2000 Omnibus Stock Incentive Plan (the "2000 Plan") to employees, including our officers and directors who are employees, and our non-employee directors (the "selling shareholders"). This prospectus is to be used in connection with the reoffer and resale of those shares by the selling shareholders. Certain of the selling shareholders may be deemed to be our affiliates, as that term is defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). We will not receive any of the proceeds from the sale of the common stock, but we will receive funds upon the exercise of options covered by the 2000 Plan.

Shares of common stock offered
  by selling shareholders...............  1,293,700

Offering price..........................  The selling shareholders may offer the shares for sale on the American Stock
                                          Exchange, in the over-the-counter
                                          market or otherwise at prices and at
                                          terms then prevailing or at prices
                                          related to the then current market
                                          price, or in privately negotiated
                                          transactions. On February 8, 2001, the
                                          closing sales price of our common
                                          stock on the American Stock Exchange
                                          was $1.85.

American Stock Exchange Symbol..........  BLM

PURCHASE OF THESE SECURITIES MAY INVOLVE MATERIAL RISKS. SEE "RISK FACTORS" SET FORTH ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 13, 2001

                               TABLE OF CONTENTS

                                                                                                      Page
Prospectus Summary.............................................................................         3
The Company....................................................................................         3
Incorporation of Certain Documents by Reference................................................         3
Risk Factors...................................................................................         5

   Our continued growth depends on opening new franchised outlets. Our ability to expand our franchise base is influenced by factors beyond our control, which may slow franchise
   development and impede our strategy.........................................................         5

   If our franchisees cannot develop or finance new stores or build them on suitable sites, our
   growth and success will be impeded..........................................................         5

   We are subject to franchise laws and regulations that govern our status as a franchisor and regulate some aspects of our franchisee relationships. Our ability to develop new franchised outlets and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause our franchise revenues to decline
   and adversely affect our growth strategy....................................................         5

   We share with an unaffiliated company ownership of the U.S. and international trademark and licensing rights regarding the various Blimpie trademarks and the know-how underlying the
   Blimpie marketing system.  Our rights regarding the marketing and sale of franchises, subfranchises and master licenses in various territories located throughout the world would be materially adversely affected by any cancellation or termination of the marketing
   agreements that we have with the co-owner of those rights...................................         6

   We depend upon several key members of our management........................................         6

   We are controlled by four of our officers and directors.....................................         6

   The food service industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for our sandwich offerings, which
   would reduce sales and harm our business....................................................         7

   Our success depends on our ability to compete with many food service businesses.............         7

   We and our franchisees are subject to various federal, state and local laws which may
   adversely impact our businesses.............................................................         8
This Offering..................................................................................         8
Selling Shareholders...........................................................................         9
Plan of Distribution...........................................................................        11
Use of Proceeds................................................................................        11
Legal Matters..................................................................................        11
Experts........................................................................................        11

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BLIMPIE INTERNATIONAL, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY REQUEST A COPY OF ALL DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY WRITING OR TELEPHONING US AT THE FOLLOWING
ADDRESS: BLIMPIE INTERNATIONAL, INC., ATTENTION: INVESTOR RELA-TIONS, 1775 THE EXCHANGE, SUITE 600, ATLANTA, GEORGIA 30339, TELEPHONE (770) 984-2707. COPIES OF ALL DOCUMENTS REQUESTED WILL BE PROVIDED WITHOUT CHARGE (NOT INCLUDING THE EXHIBITS TO THOSE DOCUMENTS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THOSE DOCUMENTS OR THIS PROSPECTUS).

                              PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE CIRCUMSTANCES AND TERMS OF THE OFFERING AND FOR COMPLETE INFORMATION ABOUT BLIMPIE INTERNATIONAL, YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE INFORMATION INCORPORATED BY REFERENCE, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.


                                  THE COMPANY

     We engage in franchising, subfranchising and master licensing of the trademarks, trade names, service marks, logos, know-how, marketing concepts and marketing programs for each of our brands. We franchise our BLIMPIE Subs & Salads and PASTA CENTRAL brands directly through our Company, and we franchise the MAUI TACOS and SMOOTHIE ISLAND brands through our majority owned subsidiary, Maui Tacos International, Inc. ("MTII"). Our menu of BLIMPIE Subs & Salads, consisting of quick-service, healthy, sub sandwiches, is offered by approximately 2,000 franchise outlets operating throughout the United States and in 13 other countries. BLIMPIE is our registered trademark. Unless otherwise specified, the term "BLIMPIE" includes BLIMPIE. As of June 30, 2000, there were five PASTA CENTRAL restaurants operating in the United States and Puerto Rico, eight MAUI TACOS restaurants operating in the United States, including three in which we own all or part of the operation, 50 SMOOTHIE ISLAND locations located throughout the United States, and 3 Company-owned SMOOTHIE ISLAND JUICE BAR locations operating in Houston, TX. The baked pasta meals served at our PASTA CENTRAL outlets address current eating trends for eat-in or take home replacement meals. MAUI TACOS restaurants provide a healthy, affordable menu of "Maui-Mex" items, including traditional Mexican food marinated in Hawaiian spices. SMOOTHIE ISLAND is a selection of blended beverages of frozen yogurt, fruit and nutritional supplements sold through the BLIMPIE, PASTA CENTRAL, and MAUI TACOS locations. We also provide professional store design service and equipment sales through our wholly-owned subsidiary, B I Concept Systems, Inc. Currently, we do not operate any of the subfranchisor or master licensor areas within the Blimpie International system.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus is part of a registration statement on Form S-8 that we filed with the SEC in accordance with the requirements of Part I of Form S-3 and General Instruction C of the Instructions to Form S-8. The SEC allows this filing to "incorporate by reference" information that we previously filed with the SEC. This means we can disclose important information to you by referring you to other documents that we filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supercede this information. For further information about Blimpie International and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

     .  Our annual report on Form 10-K for the fiscal year ended June 30, 2000;

     . Our quarterly report on Form 10-Q for the period ended December 31, 2000.

     . The definitive proxy statement that we filed with the SEC on October 25, 2000 in connection with the annual meeting of our shareholders which was held on December 11, 2000.

     . The description of our common stock contained in the registration statement on Form SB-2 that we filed with the SEC on June 30, 1995, as declared effective on August 8, 1995 (Registration No. 33-93738), including any amendments or report filed for the purpose of updating such information; and

     . All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into the registration statement (other than exhibits to such information unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates). Written or oral requests for such information should be directed to: Blimpie International, Inc., Attention:
Investor Relations, 1775 The Exchange, Suite 600, Atlanta, Georgia 30339, (770) 984-2707.

     We have not authorized any person to give any information or to make any representations in connection with the sale of the shares by the selling shareholders other than those contained in this prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this prospectus. You should not assume that there has been no change in our affairs since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or under any circumstances in which such an offer or solicitation is unlawful.

     Blimpie International is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect and copy any document we file at the SEC's public rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Northeast Regional Office at Seven World Trade Center, New York, New York 10048; and at the Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. You may also purchase copies of our filings by writing to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's website at http://www.sec.gov.

                                 RISK FACTORS

     In addition to the other information in this prospectus, the following should be considered carefully in evaluating Blimpie International and its business before purchasing the common stock offered by this prospectus.

RISKS RELATING TO OUR OPERATIONS

OUR CONTINUED GROWTH DEPENDS ON OPENING NEW FRANCHISED OUTLETS. OUR ABILITY TO EXPAND OUR FRANCHISE BASE IS INFLUENCED BY FACTORS BEYOND OUR CONTROL, WHICH MAY SLOW FRANCHISE DEVELOPMENT AND IMPEDE OUR STRATEGY.

     Our ability to continue to grow depends, among other things, upon opening additional franchised stores. The opening and success of these stores is dependent in part on a number of factors, which neither we nor our franchisees can control. If we are not able to address these factors successfully, we may not be able to expand at the rate currently contemplated by our strategy.

IF OUR FRANCHISEES CANNOT DEVELOP OR FINANCE NEW STORES OR BUILD THEM ON SUITABLE SITES, OUR GROWTH AND SUCCESS WILL BE IMPEDED.

     Our business is dependent upon our ability to find interested individuals who possess the qualities and financial ability to purchase franchises from us, and to develop and operate those franchisees as successful quick service food outlets. Our existing and potential franchisees may not possess, or may not have access to, the financial resources that they need to open new franchised outlets, or they may be unable to find suitable sites on which to develop our outlets. Even if our existing and potential franchisees can find suitable locations, they may not be able to negotiate acceptable leases for the sites, obtain the necessary permits and approvals or meet construction schedules. Furthermore, we may experience difficulty in contracting with qualified franchisees, our subfranchisors may not be able to meet their development obligations or our franchisees may be unable to operate their restaurants profitably. Any of these problems could slow our growth and reduce our franchise revenues.

WE ARE SUBJECT TO FRANCHISE LAWS AND REGULATIONS THAT GOVERN OUR STATUS AS A FRANCHISOR AND REGULATE SOME ASPECTS OF OUR FRANCHISEE RELATIONSHIPS. OUR ABILITY TO DEVELOP NEW FRANCHISED OUTLETS AND TO ENFORCE CONTRACTUAL RIGHTS AGAINST FRANCHISEES MAY BE ADVERSELY AFFECTED BY THESE LAWS AND REGULATIONS, WHICH COULD CAUSE OUR FRANCHISE REVENUES TO DECLINE AND ADVERSELY AFFECT OUR GROWTH STRATEGY.

     Blimpie International, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Inasmuch as we are substantially dependent on our franchising activities for our growth, any impairment of our ability to develop new franchised stores will negatively affect us and our growth strategy more than if we planned to develop additional company-owned stores.

WE SHARE WITH AN UNAFFILIATED COMPANY OWNERSHIP OF THE U.S. AND INTERNATIONAL TRADEMARK AND LICENSING RIGHTS REGARDING THE VARIOUS BLIMPIE TRADEMARKS AND THE KNOW-HOW UNDERLYING THE BLIMPIE MARKETING SYSTEM. OUR RIGHTS REGARDING THE MARKETING AND SALE OF FRANCHISES, SUBFRANCHISES AND MASTER LICENSES IN VARIOUS TERRITORIES LOCATED THROUGHOUT THE WORLD WOULD BE MATERIALLY ADVERSELY AFFECTED BY ANY CANCELLATION OR TERMINATION OF THE MARKETING AGREEMENTS THAT WE HAVE WITH THE CO-OWNER OF THOSE RIGHTS.

     We do not completely own or control the U.S. and international rights to exploit the Blimpie trademarks, service marks, trade names and logos (collectively, the "Blimpie Trademarks") and the methodology and know-how which comprise the Blimpie restaurant marketing concepts and programs (the "Blimpie Marketing System"). An undivided 40% interest in the international rights to the Blimpie Trademarks and Blimpie Marketing System, and the right to license the Blimpie Trademarks and Blimpie Marketing System in various territories located throughout the United States are owned by Metropolitan Blimpie, Inc., a corporation which is unaffiliated with us. In accordance with a written agreement that we executed with Metropolitan Blimpie in 1991, we acquired the right to license the Blimpie Trademarks and the Blimpie Marketing System for an initial term of 42 months which provided for annual renewals through the year 2090, conditioned upon the payment of a minimum annual fee to Metropolitan Blimpie of $100,000. In the event that the we fail to satisfy our payment obligations under the 1991 Agreement, we would lose the right to license the Blimpie Trademarks and Blimpie Marketing System outside of the United States and throughout the territories within the United States controlled by Metropolitan Blimpie. The loss of any or all of such rights would have a material adverse effect upon our business operations, and could seriously affect our ability to operate profitably.

WE DEPEND UPON SEVERAL KEY MEMBERS OF OUR MANAGEMENT.

     Our success is highly dependent on the efforts of several key persons, particularly Anthony P. Conza, David L. Siegel, Esq., Patrick Pompeo and Charles
G. Leaness, Esq. The loss of the services of any such persons may have a materially adverse effect on our business. We do not have any employment agreements with any of our employees. Our success will be dependent upon our ability to retain existing and hire additional qualified personnel, including certain executive officers. The competition for qualified personnel in the restaurant business is intense and, accordingly, there can be no assurance that we will be able to retain or hire necessary personnel.

WE ARE CONTROLLED BY FOUR OF OUR OFFICERS AND DIRECTORS.

     Anthony P. Conza, David L. Siegel, Esq., Patrick Pompeo and Charles G. Leaness, Esq., own, in the aggregate, approximately 59.0% of our outstanding common stock. Therefore, they have control over the outcome of all matters submitted to the shareholders for approval, including the election of directors.

RISKS RELATING TO THE FOOD SERVICE INDUSTRY

THE FOOD SERVICE INDUSTRY IS AFFECTED BY CONSUMER PREFERENCES AND PERCEPTIONS. CHANGES IN THESE PREFERENCES AND PERCEPTIONS MAY LESSEN THE DEMAND FOR OUR SANDWICH OFFERINGS, WHICH WOULD REDUCE SALES AND HARM OUR BUSINESS.

     We are required to respond to various consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. In the past, several quick-service restaurant companies have experienced flat growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse effect on us.

OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE WITH MANY FOOD SERVICE BUSINESSES.

     The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and there are numerous well-established competitors. These competitors include national and regional fast food chains. Our most significant competitor is the Subway(R) chain of sandwich restaurants, whose restaurants offer food products substantially similar to those offered by Blimpie outlets, at comparable prices. We and our franchisees face competition from a broad range of other restaurants and food service establishments. Many of our major chain competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. In addition, the quick-service industry is characterized by the frequent introduction of new products, accompanied by substantial promotion campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. Many Blimpie authorized products are, or are perceived to be, healthful, nutritious, and in the case of its salads, low in calories, fat and cholesterol. It can be expected that we will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard our products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by our other competitors or that we will be able to compete successfully.

WE AND OUR FRANCHISEES ARE SUBJECT TO VARIOUS FEDERAL, STATE AND LOCAL LAWS WHICH MAY ADVERSELY IMPACT OUR BUSINESSES.

     The laws applicable to franchise operations and relationships between franchisors and their franchisees and purveyors are rapidly developing, and we are unable to predict the effect on our operations of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse generally to the franchise industry. Our franchisees' outlets are also subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected outlet or otherwise adversely affect the outlet. Our franchisees are also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Changes in such laws could result in an increase in labor costs that could adversely affect the operations and financial condition of our franchisees' outlets.

                                 THIS OFFERING

     We are authorized to issue 500,000 shares of common stock under the 2000 Plan. The number of shares that we may issue under that plan is subject to increase by up to 793,700 shares upon cancellation, forfeiture or expiration of:

     . any of the 1,200 restricted shares which had been awarded under the 1995 Plan on or before the December 11, 2000 date of adoption of our 2000 Plan or

     . any of the options to purchase a total of 792,500 shares which had been granted under our 1995 Plan on or before that date,

     As of the date of this prospectus, 600 of those 1,200 restricted shares, and 1995 Plan options to purchase 11,500 shares have been cancelled. Those cancellations have resulted in an increase in the number of shares that we are presently authorized to issue under the 2000 Plan to a total of 512,100 shares.

     Accordingly, depending on whether any further cancellations, forfeitures or expirations occur with respect to awards and grants made under the 1995 Plan, certain selling shareholders, from time to time, may offer and sell up to 1,293,700 shares of our common stock after they are issued under our 2000 Plan. As detailed in the Selling Shareholders section, as of the date of this prospectus, 120,000 shares may be acquired by the selling shareholders upon the exercise of stock options which have already been granted to them under the 2000 Plan.

     Options or shares of common stock may be issued under our 2000 Plan in amounts and to persons not presently known. Once the amounts and names are known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus. We will pay the expenses of preparing this prospectus and the related registration statement. All brokerage commissions and other expenses incurred in connection with sales by the selling shareholders will be borne by such selling shareholders.

     We will not receive any of the proceeds from the sale of the shares covered by this prospectus. While we will receive sums upon any exercise of options by each of the selling shareholders, there are currently no plans for application of such sums, other than for general corporate purposes. We cannot assure that any of such options will be exercised.

                             SELLING SHAREHOLDERS

     The following table sets forth:

     . the name and principal position or positions over the past three years with Blimpie International of each selling shareholder;

     . the number of shares of common stock each selling shareholder beneficially owned as of February 8, 2001;

     . the number of shares of common stock acquired by each selling shareholder pursuant to the 2000 Plan and being registered under this registration statement, some or all of which shares may be sold pursuant to this prospectus; and

     . the number of shares of common stock and the percentage, if 1% or more, of the total shares of common stock outstanding to be beneficially owned by each selling shareholder following this offering, assuming the sale pursuant to this offering of all shares acquired by such selling shareholder pursuant to the Plan and registered under this registration statement.

     Options or shares of common stock may be issued under the 2000 Plan in amounts and to persons not presently known; when known, such persons, their holdings of common stock and certain other information may be included in a subsequent version of this prospectus.

     Information regarding additional selling shareholders will be provided by means of a supplemental prospectus to be filed at such time as the names of such additional selling shareholders and the amounts of securities to be reoffered by them become known. In addition, certain unnamed persons, each of whom is not an affiliate of the Company, may use this Prospectus for reoffers and resales of up to 1,000 shares of Common Stock.

     The persons listed as selling shareholders may not have a present intention of selling shares or, may offer less than the number of shares indicated.


                                                                        Shares Beneficially Owned After This Offering
                        Shares Beneficially     Shares Covered by       ---------------------------------------------
Name and Position            Owned (1)           This Prospectus          Number                        Percent  (2)
-----------------       -------------------     -----------------       ----------                      -------
Anthony P. Conza,
Chairman and CEO              3,001,717  (3)          10,000             3,011,717                        32.3%
David L. Siegel,
Vice Chairman and
COO                           1,538,875  (4)          10,000             1,548,875                        16.7%
Charles G. Leaness,
Exec VP, Director               471,188  (5)          10,000               481,188                         5.2%
Patrick Pompeo,
Exec VP, Director               435,157  (6)          10,000               445,157                         4.8%
Alvin Katz, Director             30,200  (7)          10,000                40,200                           *
Harry Chernoff,
Director                         22,468  (8)          10,000                32,468                           *


*    Less than one percent.

(1)  Includes shares subject to currently exercisable stock options.

(2) Based upon 9,249,297 shares outstanding on February 8, 2001 (not including approximately 390,000 treasury shares), increased by the number of shares under options which each of the Selling Shareholders has the right to acquire within 60 days from February 8, 2001.

(3) Includes 65,000 shares which Mr. Conza may acquire pursuant to options exercisable within 60 days of February 8, 2001. Does not include (a) 37,050 shares owned by Mr. Conza's daughter, (b) 9,300 shares owned by Joseph W. Morgan, our Senior Vice President (Mr. Conza's son-in-law), (c) 125,000 shares owned jointly by Mr. Conza's daughter and Mr. Morgan over which Mr. Morgan has sole voting power, (d) 4,150 shares owned by Mr. Conza's parents, (e) 44,913 shares owned by Joseph Conza, the brother of Mr. Conza, and (f) 44,000 shares held by Mr. Conza's daughter as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Conza disclaims beneficial ownership.

(4) Includes 65,000 shares which Mr. Siegel may acquire pursuant to options exercisable within 60 days of February 8, 2001. Does not include 13,046 shares held by Mr. Siegel's daughter, as to which Mr. Siegel disclaims beneficial ownership.

(5) Includes 45,000 shares which Mr. Leaness may acquire pursuant to options exercisable within 60 days of February 8, 2001.

(6) Includes 45,000 shares which Mr. Pompeo may acquire pursuant to options exercisable within 60 days of February 8, 2001. Does not include 6,300 shares held by Mr. Pompeo's sister and brother-in-law, as to which Mr. Pompeo disclaims beneficial ownership.

(7) Includes 20,200 shares which Mr. Katz may acquire pursuant to options exercisable within 60 days of February 8, 2001.

(8) Includes 20,200 shares which Dr. Chernoff may acquire pursuant to options exercisable within 60 days of February 8, 2001.

                             PLAN OF DISTRIBUTION

     The common stock may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange, in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Blimpie International will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. The selling shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock being registered hereunder. We will receive, from time to time, proceeds from the exercise of stock options issued under the 2000 Plan. Such proceeds, when received by us, will be used for general corporate purposes, including working capital.

                                 LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon for us by Hall Dickler Kent Goldstein & Wood LLP, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, has audited our consolidated financial statements and schedule as of June 30, 2000 and 1999 and for the years then ended, included in our Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements and financial statement schedule for the year ended June 30, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Blimpie International, Inc. for the year ended June 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     In accordance with the General Instructions to Form S-8, as amended, registrant has provided the following information that is required in this registration statement, pursuant to which shares of registrant's common stock shall be registered, including the necessary opinion and consents, which are attached hereto as Exhibits 5, 23.1., 23.2 and 23.3. Registrant will deliver a prospectus meeting the requirements of Part I of Form S-8 and Rule 428 to all persons granted options, stock purchase rights or stock pursuant to the 2000 Plan in accordance with the requirements of Rule 428(b).

Item 3.  Incorporation of Documents By Reference.
         ---------------------------------------

     The following documents are incorporated by reference in this registration statement as of their respective dates:

     (a) Registrant's annual report on Form 10-K for the fiscal year ended June 30, 2000;

     (b) Registrant's quarterly report on Form 10-Q for the period ended December 31, 2000.

     (c) The definitive proxy statement that registrant filed with the SEC on October 25, 2000 in connection with the annual meeting of its shareholders which was held on December 11, 2000.

     (d) The description of registrant's common stock contained in the registration statement on Form SB-2 that it filed with the SEC on June 30, 1995, as declared effective on August 8, 1995 (Registration No. 33-93738), including any amendments or report filed for the purpose of updating such information; and

     (e) All documents that registrant files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.
        -------------------------

     Not applicable.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

     Not applicable.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

     Section 14A:3-5 of the Business Corporation Act of the State of New Jersey provides for the indemnification of a director or officer under certain circumstances against reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of an action brought against him or her by reason of his or her being a director or officer.

     Article 11 of registrant's by-laws confers upon the board of directors the sole discretion to cause registrant to indemnify any person who is or was a director or officer, employee or agent of registrant, or any person who serves or has served in any capacity with any other enterprise at the request of registrant, to the fullest extent permitted by law. If the board so orders, registrant shall indemnify such persons, in the manner and to the extent determined by the board of directors, against expenses and liabilities reasonably incurred by or imposed on them in connection with any proceedings to which they have been or may be made parties, or any proceedings in which they may become involved by reason of being or having been a director or officer of registrant, or by reason of serving or having served another enterprise at the request of registrant, whether or not in the capacities of directors or officers of registrant at the time the expenses or liabilities are incurred.

     Registrant has entered into indemnity agreements with all of its directors and its executive officers. Those indemnity agreements provide that the officers and directors will be indemnified to the fullest extent permitted by registrant's certificate of incorporation and/or New Jersey law, as amended from time to time, and that absent an adjudication of willful misconduct, breach of a duty of loyalty to registrant or conduct which results in a personal profit to which such person is not legally entitled, the directors and officers shall be indemnified against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or incurred in defending any proceeding on account of their services as a director or officer of registrant (or any other company when they are serving in such a capacity at the request of registrant). Registrant would not be liable under the indemnity agreements in respect of any suit in which judgment is rendered against the indemnitee for any transaction in violation of Section 16(b) of the Securities Exchange Act of 1934. The indemnity agreements also provide for advance payment of indemnifiable expenses without requiring a case-by-case determination of whether such expenses should be paid. Under these agreements the right to advance payment is also subject to the obligation to reimburse registrant if it is found that such person was not entitled to such indemnification.

     Except to the extent hereinabove provided, there is no charter or by-law provision or contract arrangement under which any director or officer of registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

     This item is not applicable to shares of common stock issuable under options granted under the 2000 Plan which have not been exercised as of the date hereof. Restricted securities acquired under the 2000 Plan either upon the exercise of options or by stock grant are being reoffered or resold pursuant to this registration statement by certain selling shareholders. These restricted securities were acquired by those selling shareholders pursuant to exemptions from registration under Section 4(2) of the Securities Act.

Item 8. Exhibits.
        --------

4.1 Specimen stock certificate of registrant's common stock (a copy of which was filed with the SEC on June 30, 1995 as Exhibit 4.1 to registrant's registration statement on Form SB-2 (Registration No. 33-93738), and which is incorporated herein by this reference).

4.2       2000 Omnibus Stock Incentive Plan.

5 Opinion of Hall Dickler Kent Goldstein & Wood, LLP, Esqs. regarding the legality of the Common Stock.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of PricewaterhouseCoopers LLP.

23.3      Consent of Counsel.

24        Power of Attorney (See Page II-5).

Item 9. Undertakings.
        ------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution;

     (2) that, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City, County and State of New York on the 13th day of February, 2001.

                                BLIMPIE INTERNATIONAL, INC.


                                By: /s/ Anthony P. Conza
                                   ---------------------------------------------
                                         Anthony P. Conza, Chairman and
                                          Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony P. Conza his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                        Principal Executive Officer


Date:  February 13, 2001                /s/ Anthony P. Conza
                                        ----------------------------------------
                                             Anthony P. Conza, Chairman and
                                              Chief Executive Officer

                                        Principal Financial and Accounting
                                        Officer


Date:  February 13, 2001                /s/ Brian D. Lane
                                        ----------------------------------------
                                             Brian D. Lane, Vice President,
                                              Chief Financial Officer

Date:  February 13, 2001                /s/ David L. Siegel
                                        ----------------------------------------
                                             David L. Siegel, Vice Chairman


Date:  February 13, 2001                /s/ Patrick J. Pompeo
                                        ----------------------------------------
                                             Patrick J. Pompeo, Director


Date:  February 13, 2001                /s/ Charles G. Leaness
                                        ----------------------------------------
                                             Charles G. Leaness, Director


Date:  February 13, 2001                /s/ Alvin Katz
                                        ----------------------------------------
                                             Alvin Katz, Director


Date:  February 13, 2001                /s/ Harry G. Chernoff
                                        ----------------------------------------
                                             Harry G. Chernoff, Director